EXHIBIT 99.2

RITA MEDICAL SYSTEMS, INC.

2000 DIRECTORS’ STOCK PLAN

Amended June 8, 2005

1.    Purposes of the Plan. The purposes of this Directors’ Stock Plan are to attract and retain the best available personnel for service as Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

All options granted hereunder shall be nonstatutory stock options.

2.    Definitions. As used herein, the following definitions shall apply:

(a)    “Applicable Laws” means the legal requirements relating to the administration of stock option and restricted stock plans under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, the Code, any Nasdaq National Market or stock exchange rules or regulations and the applicable laws of any other country or jurisdiction where Options or Stock Awards are granted under the Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(b)    “Award” means an Option or Stock Award granted under the Plan.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Change of Control”means any of the following, unless the Board provides otherwise:

(i)    any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

(ii)    the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

(iii)    the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), or

(iv)    a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees (the “Incumbent Directors”) cease to constitute a majority of the Board; provided however that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Directors, such new Director shall be considered as an Incumbent Director.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Common Stock” means the Common Stock of the Company.

(g)    Committee” means any committee of the Board established from time to time by the Board.

(h)    “Company” means RITA Medical Systems, Inc., a Delaware corporation.

(i)    “Continuous Status as a Director” means the absence of any interruption or termination of service as a Director.

(j)    “Director” means a member of the Board.

(k)    “Employee” means any person, including any officer or Director, employed by the Company or any Parent or Subsidiary of the Company. The payment of a director’s fee by the Company shall not be sufficient in and of itself to constitute “employment” by the Company.

(l)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)    “Option” means a stock option granted pursuant to the Plan. All options shall be nonstatutory stock options (i.e., options that are not intended to qualify as incentive stock options under Section 422 of the Code).

(n)    “Optioned Stock” means the Common Stock subject to an Option.

(o)    “Optionee” means an Outside Director who receives an Option.

(p)    “Outside Director” means a Director who is not an Employee.

(q)    “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(r)    “Plan” means this 2000 Directors’ Stock Plan, as amended.

(s)    “Retainer” means any retainer paid from time to time by the Company to its Outside Directors as an annual retainer, a retainer in connection with committee service or as a special-purpose retainer.

(t)    “Share” means a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

(u)    “Stock Award” means Shares issued in payment of a Retainer under Section 13 of the Plan.

(v)    “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.    Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be issued or sold under the Plan is 1,000,000 Shares of Common Stock (the “Pool”). The Shares may be authorized, but unissued, or reacquired Common Stock.

If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan has been terminated, become available for future grant under the Plan. Any Shares of Common Stock that are retained by the Company upon exercise of an Option in order to satisfy the exercise price for such Option, or any withholding taxes due with respect to such exercise, shall not continue to be available for issuance under the Plan. If Shares that were acquired upon exercise of an Option are subsequently repurchased by the Company, such Shares shall not in any event be returned to the Plan and shall not become available for future grant under the Plan.

4.    Administration of Awards under the Plan.

(a)    Administrator. Except as otherwise required herein, the Plan shall be administered by the Board.

(b)    Powers of the Board. Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion: (i) to determine, upon review of relevant information and in accordance with Section 8(b) of the Plan, the fair market value of the Common Stock; (ii) to determine the exercise price per Share of Options to be granted, which exercise price shall be determined in accordance with Section 8 of the Plan; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to establish (separate from the Plan) the amount of any Retainer, as well as increase or decrease the amount of such Retainer and terminate the payment of any such Retainer at any time at its sole discretion, (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option or Stock Award hereunder; and (vii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

(c)    Effect of Board’s Decision. All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of Options, Retainers or Stock Awards granted under the Plan.

5.    Grants of Options under the Plan.

(a)    Procedure for Grants. All grants of Options hereunder shall be automatic and nondiscretionary and shall be made strictly in accordance with the following provisions:

(i)    No person shall have any discretion to select which Outside Directors shall be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

(ii)    Each individual who becomes an Outside Director after June 8, 2005 and subject to prior approval of the Plan by the stockholders of the Company, shall be automatically granted an Option to purchase 35,000 Shares (subject to adjustment as set forth in this Section 5(a)(ii) and Section 11 below) (the “Initial Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board of Directors to fill a vacancy. The number of Shares to be granted subject to an Initial Option shall automatically increase on the first day of each of the Company’s fiscal years (commencing in 2006) by 3% of the number of Shares (rounded down to the nearest whole Share) subject to the Initial Option for the prior fiscal year of the Company. An Outside Director who previously was an Employee shall not receive a grant under this Section 5(a)(ii).

(iii)    On the date of each Annual Meeting of the Company’s stockholders (commencing with the Annual Meeting of the Company’s stockholders for 2005 and subject to approval of the Plan by the stockholders of the Company at such meeting) immediately following which an Outside Director is serving on the Board, and provided that, as of such date, he or she shall have served on the Board for at least six (6) months, each eligible Outside Director shall be automatically granted an Option to purchase 20,000 Shares (subject to adjustment as set forth in this Section 5(a)(iii) and Section 11 below) (the “Annual Option”); provided that if the Outside Director is the Chairman of the Board of the Company immediately following such Annual Meeting, the Annual Option for such Outside Director will be to purchase 30,000 Shares (subject to adjustment as set forth in this Section 5(a)(iii) and Section 11 below). The number of Shares to be granted subject to an Annual Option (including the number of Shares subject to the Annual Option granted to any person serving as Chairman of the Board) shall automatically increase during each successive year (commencing with 2006) by 3% of the number of Shares (rounded down to the nearest whole Share) subject to the Annual Option as of the prior year. An Outside Director who previously was an Employee shall be eligible to receive grants under this Section 5(a)(iii).

(iv)    Each Outside Director who is serving as a member of a Committee of the Board (including the chairperson) immediately following each Annual Meeting of the Company’s stockholders (commencing with the Annual Meeting of the Company’s stockholders for 2005 and subject to approval of the Plan by the stockholders of the Company at such meeting) shall be automatically granted an Option to purchase 5,000 Shares (subject to adjustment as set forth in this Section 5(a)(iv) and Section 11 below) (the “Annual Committee Option”) on the date of such Annual Meeting of the Company’s stockholders. The number of Shares to be granted subject to an Annual Committee Option shall automatically increase during each successive year (commencing with 2006) by 3% of the number of Shares (rounded down to the nearest whole Share) subject to the Annual Committee Option as of the prior year.

(v)    Each Outside Director who is serving as a chairperson of a Committee of the Board immediately following each Annual Meeting of the Company’s stockholders (commencing with the Annual Meeting of the Company’s stockholders for 2005 and subject to approval of the Plan by the stockholders of the Company at such meeting) shall be automatically granted (in addition to any Annual Committee Option to which such Outside Director is entitled under Section 5(a)(iv) above) an Option to purchase 2,000 Shares (subject to adjustment as set forth in this Section 5(a)(v) and Section 11 below) (the “Annual Committee Chair Option”) on the date of such Annual Meeting of the Company’s stockholders. The number of Shares to be granted subject to an Annual Committee Chair Option shall automatically increase during each successive year (commencing with 2006) by 3% of the number of Shares (rounded down to the nearest whole Share) subject to the Annual Committee Chair Option as of the prior year.

(vi)    Notwithstanding the provisions of subsections (ii), (iii), (iv) and (v) hereof, in the event that a grant would cause the number of Shares subject to outstanding Options plus the number of Shares previously purchased upon exercise of Options and issued as Stock Awards to exceed the Pool, then each such automatic Option grant otherwise required to be made as of any date shall be for that number of Shares determined by multiplying the number of Shares subject to each such automatic Option grant otherwise required to be made as of such date by a fraction the numerator of which shall be the total number of Shares remaining available for grant as of such date and the denominator of which shall be the aggregate number of Shares subject to automatic Option grants otherwise required to be made as of such date. Any further grants shall then be deferred until such time, if any, as additional Shares become available for grant under the Plan through action of the stockholders to increase the number of Shares which may be issued under the Plan or through cancellation or expiration of Options previously granted hereunder.

(vii)    Notwithstanding the provisions of subsections (ii), (iii), (iv) and (v) hereof, any grant of an Option made before the Company has obtained stockholder approval of the Plan in accordance with Section 20 hereof shall be conditioned upon obtaining such stockholder approval of the Plan in accordance with Section 20 hereof.

(viii)    The terms of each Initial Option granted hereunder shall be as follows:

(1)    each Initial Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 9 below;

(2)    the exercise price per Share of each Initial Option shall be 100% of the fair market value per Share on the date of grant of each Initial Option, determined in accordance with Section 8 hereof;

(3)    subject to the Outside Director’s remaining in Continuous Status as a Director through each such date, each Initial Option shall vest and become exercisable at the rate of 1/36 of the Shares subject to the Initial Option on each monthly anniversary of the date of grant of the Initial Option.

(ix)    The terms of each Annual Option, Annual Committee Option and Annual Committee Chair Option granted hereunder shall be as follows:

(1)    each Annual Option, Annual Committee Option and Annual Committee Chair Option shall be exercisable only while the Outside Director remains a Director of the Company, except as set forth in Section 9 below;

(2)    the exercise price per Share of each Annual Option, Annual Committee Option and Annual Committee Chair Option shall be 100% of the fair market value per Share on the date of grant of each Annual Option, Annual Committee Option and Annual Committee Chair Option, determined in accordance with Section 8 hereof;

(3)    subject to the Outside Director’s remaining in Continuous Status as a Director through each such date, each Annual Option, Annual Committee Option and Annual Committee Chair Option shall vest and become exercisable at the rate of one hundred percent (100%) of the Shares subject to the Annual Option, Annual Committee Option and Annual Committee Chair Option, respectively, on the earlier of (i) the one year anniversary of the date of grant of the Option and (ii) the date immediately preceding the date of the Annual Meeting of the Company’s stockholders for the year following the year of grant for such Option.

(b)    Suspension or Termination of Option. If the Chairman of the Board or his or her designee (including a designee appointed by the Board in the event of alleged misconduct by the Chairman of the Board) reasonably believes that an Optionee has committed an act of misconduct, the Chairman of the Board or his or her designee may suspend the Optionee’s right to exercise any option pending a determination by the Board (excluding the Outside Director accused of such misconduct). If the Board (excluding the Outside Director accused of such misconduct) determines an Optionee has committed an act of embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if an Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither the Optionee nor his or her estate shall be entitled to exercise any Option whatsoever. In making such determination, the Board of Directors (excluding the Outside Director accused of such misconduct) shall act fairly and shall give the Optionee an opportunity to appear and present evidence on Optionee’s behalf at a hearing before the Board or a committee of the Board.

6.    Eligibility. Awards may be granted only to Outside Directors. All Options shall be automatically granted in accordance with the terms set forth in Section 5(a) above. An Outside Director who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options in accordance with such provisions.

The Plan shall not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director or on a Committee of the Board, nor shall it interfere in any way with any rights which the Director or the Company may have to terminate his or her directorship at any time.

7.    Term of Options. The term of each Option shall be ten (10) years from the date of grant thereof unless an Option terminates sooner pursuant to Section 9 below.

8.    Exercise Price and Consideration.

(a)    Exercise Price. The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be 100% of the fair market value per Share on the date of grant of the Option.

(b)    Fair Market Value. The fair market value shall be determined by the Board; provided however that in the event the Common Stock is traded on the Nasdaq National Market or listed on a stock exchange, the fair market value per Share shall be the closing sales price on such system or exchange on the date of grant of the Option (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal, or if there is a public market for the Common Stock but the Common Stock is not traded on the Nasdaq National Market or listed on a stock exchange, the fair market value per Share shall be the mean of the bid and asked prices of the Common Stock in the over-the-counter market on the date of grant, as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation (“Nasdaq”) System).

(c)    Form of Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option shall consist entirely of (i) cash, (ii) check, (iii) other Shares of Common Stock having a fair market value on the date of surrender equal to the aggregate exercise price of the Shares as to which the Option shall be exercised (which, if acquired from the Company, shall have been held for at least six months), (iv) if as of the date of exercise of an Option the Company then is permitting Optionees to engage in a “same-day sale” cashless-brokered exercise program involving one or more brokers, through such a program that complies with the Applicable Laws (including without limitation the requirements of Regulation T and other applicable regulations promulgated by the Federal Reserve Board) and that ensures prompt delivery to the Company of the amount required to pay the exercise price and any applicable withholding taxes or (v) any combination of such methods of payment and/or any other consideration or method of payment as shall be permitted under the Applicable Laws.

9.    Exercise of Option.

(a)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder shall be exercisable at such times as are set forth in Section 5(a) above; provided however that no Options shall be exercisable prior to stockholder approval of the Plan in accordance with Section 20 below has been obtained.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment (in a manner complying with Section 8(c)) for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may consist of any consideration and method of payment allowable under Section 8(c) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. A share certificate for the number of Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)    Termination of Continuous Status as a Director. If an Outside Director ceases to serve as a Director, he or she may, but only within ninety (90) days after the date he or she ceases to be a Director of the Company, exercise his or her Option to the extent that he or she was vested in the Optioned Stock at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that such Outside Director was not vested in the Optioned Stock at the date of such termination, or does not exercise such Option (to the extent he or she was entitled to exercise) within the time specified above, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan.

(c)    Disability of Optionee. Notwithstanding Section 9(b) above, in the event a Director is unable to continue his or her service as a Director with the Company as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within twelve (12) months from the date of such termination, exercise his or her Option to the extent he or she was vested in the Option Stock at the date of such termination. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that he or she was not vested in the Optioned Stock at the date of termination, or if he or she does not exercise such Option (to the extent he or she was entitled to exercise) within the time specified above, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan.

(d)    Death of Optionee. In the event of the death of an Optionee: (A)  during the term of the Option who is, at the time of his or her death, a Director of the Company and who shall have been in Continuous Status as a Director since the date of grant of the Option, or (B) three (3) months after the termination of Continuous Status as a Director, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Director was vested in the Optioned Stock at the date of death or the date of termination, as applicable. Notwithstanding the foregoing, in no event may the Option be exercised after its term set forth in Section 7 has expired. To the extent that an Optionee was not vested in the Optioned Stock at the date of death or termination or if he or she does not exercise such Option (to the extent he or she was entitled to exercise) within the time specified above, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Pool.

10.    Nontransferability of Options. An Option generally may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution or pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder); provided however that Options may be transferred by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Optionee. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests. The designation of a beneficiary by an Optionee does not constitute a transfer. An Option may be exercised during the lifetime of an Optionee only by the Optionee or a transferee permitted by this Section.

11.    Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)    Adjustment. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of Shares of Common Stock set forth in Sections 5(a)(ii), (iii), (iv) and (v) above, and the number of Shares of Common Stock which have been authorized for issuance under the Plan but which have not been issued or as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares of Common Stock effected in connection with a change in domicile of the Company) or any other increase or decrease in the number of issued Shares of Common Stock effected without receipt of consideration by the Company; provided however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock issued under the Plan or subject to an Option granted under the Plan.

(b)    Change of Control. In the event of any transaction that qualifies as a Change of Control and notwithstanding whether or not outstanding Options are assumed, substituted for or terminated in connection with the transaction, the vesting of each outstanding Option shall accelerate in full such that each Optionee shall have the right to exercise his or her Option as to all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable, immediately prior to consummation of the transaction.

For purposes of this Section 11(b), an Option shall be considered assumed, without limitation, if, at the time of issuance of the stock or other consideration upon such Change of Control, each Optionee would be entitled to receive upon exercise of an Option the same number and kind of shares of stock or the same amount of property, cash or securities as the Optionee would have been entitled to receive upon the occurrence of such transaction if the Optionee had been, immediately prior to such transaction, the holder of the number of Shares of Common Stock covered by the Option at such time (after giving effect to any adjustments in the number of Shares covered by the Option as provided for in this Section 11); provided however that if such consideration received in the transaction was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the Option to be solely common stock of the successor corporation or its Parent equal to the Fair Market Value of the per Share consideration received by holders of Common Stock in the transaction.

(c)    Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Company) without receipt of consideration by the Company, the Administrator may, in its discretion, appropriately adjust the price per Share of Common Stock covered by each outstanding Option to reflect the effect of such distribution.

12.    Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date determined in accordance with Section 5(a) hereof. Notice of the determination shall be given to each Outside Director to whom an Option is so granted within a reasonable time after the date of such grant.

13.    Annual Retainer Program.

(a)    Annual Retainer. During any period (beginning as of January 1, 2006) in which the Company is paying a Retainer, each Outside Director shall be eligible to receive payment of such Retainer in the form of Shares issued subject to a Stock Award under this Plan by electing to accept payment of the Retainer in fully-vested Shares as provided for in this Section 13. Payment of a Retainer shall be made on a quarterly basis and shall be made with respect to service provided for a fiscal quarter as soon as practical after the last trading day of the applicable quarter (typically on the first trading day of the next succeeding fiscal quarter), provided that to be eligible to receive such payment the Outside Director must have continuously served as an Outside Director throughout the quarter and on the first trading day of the next fiscal quarter.

(b)    Payment of Retainer in Shares in Lieu of Cash Compensation. With respect to the quarterly payments of the Retainer payable under this Plan, each Outside Director, at his or her election, has the right to elect to accept payment in fully vested Shares of the Company’s Common Stock equal to any percent of the dollar value of the Retainer; provided that the Board may limit the percentage that may be specified by an Outside Director. With respect to any Retainer payable for a calendar-year period, each Outside Director must make this election for each respective one (1) year period of the Plan before or during the fourth fiscal quarter preceding the beginning of the next succeeding one-year period (or at such other time or during such other period as determined by the Board). The election shall be made on the form attached hereto. An individual who first becomes eligible to receive a Retainer after the beginning of a calendar year shall make the election for his or her initial period of receipt of the Retainer on or prior to the date on which he or she first becomes eligible to receive the Retainer. To the extent that an Outside Director fails to make an election to receive payment of a Retainer in fully vested Shares hereunder, or to the extent that an Outside Director elects to be paid in fully vested Shares as to less than 100% of the value of the Retainer, he or she shall be paid for the Retainer in cash or in such form of consideration as the Board shall otherwise establish with respect to the Retainer.

The number of Shares issued each quarter will equal the dollar amount of the Retainer to be taken in Shares, divided by 100 percent of the fair market value of the Shares on the first trading day after the end of each fiscal quarter for which the Retainer is due (such date, the “Payment Date”); provided however that to the extent stockholder approval of any amendment to the Plan is required before payment of all or any portion of a Retainer payment can be made hereunder, then the applicable Payment Date with respect to such payment shall be the date of such stockholder approval. The fair market value shall be determined to be the closing sale price of the Shares on the Payment Date as such price is reported by the Nasdaq National Market (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System), or in the event the Common Stock is listed on a stock exchange, the fair market value shall be the closing sale price on such exchange on the Payment Date. No fractional Shares will be issued. The number of Shares issued will be rounded down to the nearest number of whole Shares.

In addition, in the event that the total number of Shares reserved for issuance hereunder shall be insufficient to allow the Company to issue the full number of Shares otherwise required pursuant to existing elections made by participating Outside Directors to receive the Retainer in Shares, then the Company shall make a pro rata allocation among participating Outside Directors of the Shares available for issuance on such date or dates upon which it would otherwise be required to issue such Shares and pay the remainder of the amount owed with respect to the Retainers in cash (unless and until additional Shares become available for grant hereunder).

The Shares will be issued in accordance with the instructions provided by the Outside Director on the form attached hereto.

14.    Term of Plan; Effective Date. The Plan shall continue in effect for a term of ten (10) years from the date of amendment by the stockholders of the Company unless sooner terminated under Section 15 of the Plan.

15.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any Optionee or holder of Stock Awards or Retainers under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with the Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(b)    Effect of Amendment or Termination. Any such amendment or termination of the Plan that would impair the rights of any Optionee shall not affect Options already granted such Optionee or determined for such participant and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee or participant and the Board, which agreement must be in writing and signed by the Optionee or effected participant and the Company.

16.    Conditions Upon Issuance of Shares. Notwithstanding any other provision of the Plan or any agreement entered into by the Company pursuant to the Plan, the Company shall not be obligated, and shall have no liability for failure, to issue or deliver any Shares under the Plan unless such issuance or delivery would comply with all Applicable Laws. Such compliance shall be determined by the Company in consultation with its legal counsel.

As a condition to the exercise of an Option or the issuance of any Shares hereunder, the Company may require the person exercising such Option or receiving such Shares to represent and warrant at the time of any such exercise or issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by law.

17.    Policy on Purchase and Sale of Shares. Each Director will comply with respect to any Shares issued under the Plan with all stock ownership guidelines, including but not limited to the Company’s insider trading policy, established by the Company from time to time.

18.    Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

19.    Award Agreement. Awards shall be evidenced by written award agreements in such form as the Board shall approve.

20.    Stockholder Approval. If required by the Applicable Laws, adoption, amendment or continuance of the Plan shall be subject to approval by the stockholders of the Company. Such stockholder approval shall be obtained in the manner and to the degree required under the Applicable Laws.

21.    Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

RITA MEDICAL SYSTEMS, INC.

2000 DIRECTORS’ STOCK OPTION PLAN

NOTICE OF STOCK OPTION GRANT

«Optionee»
«OptioneeAddress1»
«OptioneeAddress2»

You have been granted an option to purchase Common Stock of RITA Medical Systems, Inc. (the “Company”) as follows:

Date of Grant	«GrantDate»

Vesting Commencement Date	«VestingStartDate»

Exercise Price per Share	«ExercisePrice»

Total Number of Shares Granted	«SharesGranted»

Total Exercise Price	«TotalExercisePrice»

Expiration Date	«ExpirDate»

Vesting Schedule:
This Option may be exercised, in whole or in part, in accordance with the following schedule: [1/36 of the Option Shares shall vest and be exercisable on each monthly anniversary of the Vesting Commencement Date] [100% of the Option Shares shall vest and be exercisable on the earlier of (i) the one year anniversary of the date of grant of this Option and (ii) the date immediately preceding the date of the annual meeting of the Company’s stockholders for the year following the year of grant of this Option].

Termination Period:
This Option may be exercised for 90 days after termination of Optionee’s Continuous Status as a Director, or such longer period as may be applicable upon death or Disability of Optionee as provided in the Plan, but in no event later than the Expiration Date as provided above.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 2000 Directors’ Stock Option Plan and the Nonstatutory Stock Option Agreement, all of which are attached and made a part of this document.

OPTIONEE:	RITA MEDICAL SYSTEMS, INC.

______________________________	By:______________________________
Signature
Title:_____________________________
______________________________
Print Name

RITA MEDICAL SYSTEMS, INC.

NONSTATUTORY STOCK OPTION AGREEMENT

1.    Grant of Option. The Board of Directors of the Company hereby grants to the Optionee named in the Notice of Stock Option Grant attached as Part I of this Agreement (the “Optionee”), an option (the “Option”) to purchase a number of Shares, as set forth in the Notice of Stock Option Grant, at the exercise price per share set forth in the Notice of Stock Option Grant (the “Exercise Price”’), subject to the terms and conditions of the 2000 Directors’ Stock Option Plan (the “Plan”), which is incorporated herein by reference. (Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan.) In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Nonstatutory Stock Option Agreement, the terms and conditions of the Plan shall prevail.

2.    Exercise of Option.

(a)    Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Stock Option Grant and the applicable provisions of the Plan and this Nonstatutory Stock Option Agreement. In the event of Optionee’s death, disability or other termination of Optionee’s service as a Director, the exercisability of the Option is governed by the applicable provisions of the Plan and this Nonstatutory Stock Option Agreement.

(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

No Shares shall be issued pursuant to the exercise of this Option unless such issu-ance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

3.    Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(a)    cash;

(b)    check;

(c)    delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exer-cise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price; or

(d)    surrender of other Shares which (i) in the case of Shares acquired directly or indirectly from the Company, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares.

4.    Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution or pursuant to a domestic relations order (as defined by the Code or the rules thereunder); provided however that this Option may be transferred by instrument to an inter vivos or testamentary trust in which this Option is to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or pursuant to domestic relations orders to “Immediate Family Members” (as defined below) of the Optionee. “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests. and may be exercised during the lifetime of Optionee only by the Optionee or a transferee permitted by Section 10 of the Plan. The designation of a beneficiary by the Optionee does not constitute a transfer. The terms of the Plan and this Nonstatutory Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

5.    Term of Option. This Option may be exercised only within the term set out in the Notice of Stock Option Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Nonstatutory Stock Option Agreement.

6.    Tax Consequences. Set forth below is a brief summary of certain federal tax consequences relating to this Option under the law in effect as of the date of grant. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT HIS OR HER OWN TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

(a)    Exercising the Option. Since this Option does not qualify as an incentive stock option under Section 422 of the Code, the Optionee may incur regular federal income tax liability upon exercise. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Exercised Shares on the date of exercise over their aggregate Exercise Price.

(b)    Disposition of Shares. If the Optionee holds the Option Shares for more than one year, gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Nonstatutory Stock Option Agreement. Optionee has reviewed the Plan and this Nonstatutory Stock Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Nonstatutory Stock Option Agreement and fully understands all provisions of the Plan and Nonstatutory Stock Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Nonstatutory Stock Option Agreement.

RITA MEDICAL SYSTEMS, INC.

______________________________	By:______________________________
«Optionee»
Title:_____________________________

CONSENT OF SPOUSE

The undersigned spouse of Optionee has read and hereby approves the terms and conditions of the Plan and this Nonstatutory Stock Option Agreement. In consideration of the Company’s granting his or her spouse the right to purchase Shares as set forth in the Plan and this Nonstatutory Stock Option Agreement, the undersigned hereby agrees to be irrevocably bound by the terms and conditions of the Plan and this Nonstatutory Stock Option Agreement and further agrees that any community property interest shall be similarly bound. The undersigned hereby appoints the undersigned’s spouse as attorney-in-fact for the undersigned with respect to any amendment or exercise of rights under the Plan or this Nonstatutory Stock Option Agreement.

______________________________
Spouse of Optionee

EXHIBIT A

NOTICE OF EXERCISE

To: RITA Medical Systems, Inc.

Attn: Stock Option Administrator

Subject: Notice of Intention to Exercise Stock Option

This is official notice that the undersigned (“Optionee”) intends to exercise Optionee’s option to purchase __________ shares of RITA Medical Systems, Inc. Common Stock, under and pursuant to the Company’s 2000 Directors’ Stock Option Plan and the Nonstatutory Stock Option Agreement dated _______________, as follows:

Grant Number:	______________________________

Date of Purchase:	______________________________

Number of Shares:	______________________________

Purchase Price:	______________________________

Method of Payment of Purchase Price:	______________________________

Social Security No.:	______________________________

The shares should be issued as follows:

Name:	______________________________

Address:	______________________________

Signed:	______________________________

Date:	______________________________